Exhibit 99.2

Consent of Director Nominee

Arog Pharmaceuticals Holdings, Inc. is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of its shares of Class A common stock. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Arog Pharmaceuticals Holdings, Inc. in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Amit Jain
Name:	Amit Jain
Date:	23-Jul-2018